Exhibit (j) under Form N-1A
                                               Exhibit 8 under Item 601/Reg. S-K


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 33-51247 on Form N-1A of our reports dated January 7, 2003 relating to the financial statements of Federated Managed Allocation Portfolios (comprised of the following funds: Federated Managed Income Portfolio, Federated Managed Growth Portfolio, Federated Managed Conservative Growth Portfolio , and Federated Managed Moderate Growth Portfolio) for the year ended November 30, 2002, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
January 28, 2003